Exhibit 10.4

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”) is executed as of May 8, 2012, by ENCORE CAPITAL GROUP, INC., a Delaware corporation (together with such Person’s permitted successors and permitted assigns, being hereinafter referred to as “Guarantor”), in favor of TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks described in the Credit Agreement (together with its successors and assigns, being hereinafter referred to as “Agent”).

INTRODUCTORY PROVISIONS:

A. Borrower may, from time to time, be indebted to Agent and the Banks pursuant to that certain Credit Facility Loan Agreement dated of even date herewith (as modified, amended, renewed, extended, and restated from time to time, the “Credit Agreement”), by and among Borrower, Agent and the Banks described therein.

B. It is expressly understood among Borrower, Guarantor, and Agent that the execution and delivery of this Guaranty Agreement is a condition precedent to the obligations of Agent and the Banks to make loans or extend credit under the Credit Agreement and is an integral part of the transactions contemplated thereby.

C. Guarantor is the sole member of Borrower and the value of the consideration and benefit received and to be received by Guarantor, directly or indirectly, as a result of the extension of credit by Agent and the Banks to Borrower is a substantial and direct benefit to Guarantor.

D. Borrower may from time to time enter into a Hedge Agreement with Texas Capital Bank, National Association, or an affiliate thereof.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby guarantees to Agent the prompt payment and performance of the Guaranteed Obligations, this Guaranty Agreement being upon the following terms and conditions:

1. Definitions. Any capitalized term used in this Guaranty Agreement and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement. In addition, the following terms have the following meanings:

“Banks” means the Banks described in the Credit Agreement, and their respective successors and assigns.

“Borrower” means PROPEL FINANCIAL SERVICES, LLC, a Texas limited liability company, and without limitation, Borrower’s successors and assigns (regardless of whether such successor or assign is formed by or results from any merger, consolidation, conversion, sale or transfer of assets, reorganization, or otherwise) including Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party hereafter appointed for Borrower or all or substantially all of its assets pursuant to any liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws from time to time in effect.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Dispute” means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Guaranty Agreement and each other document, contract and instrument required hereby or now or hereafter delivered to Agent or any of the Banks in connection herewith, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the foregoing documents, including, without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the foregoing documents.

“Guaranteed Indebtedness” means (a) the Notes and all other indebtedness, obligations and liabilities of Borrower to Agent or any of the Banks under or pursuant to the Credit Agreement or any of the Loan Documents (as hereinafter defined), now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, (b) all accrued but unpaid interest on any of the indebtedness described in (a) above, and including any and all pre-and post-maturity interest thereon, including, without limitation, post-petition interest and expenses (including attorneys’ fees), if Borrower is the debtor in a bankruptcy proceeding under the Debtor Relief Laws, whether or not allowed under any Debtor Relief Law, (c) all obligations of Borrower to Agent or any of the Banks under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (a) and (b) above (collectively, the “Loan Documents,” which shall include this Guaranty Agreement), (d) all costs and expenses incurred by Agent or any of the Banks in connection with the collection and administration of all or any part of the indebtedness and obligations described in (a), (b) and (c) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including, without limitation, all reasonable attorneys’ fees, and (e) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (a), (b), (c) and (d) above.

“Guaranteed Obligations” means the Guaranteed Indebtedness and the Guaranteed Performance Obligations.

“Guaranteed Performance Obligations” means all of the obligations of Borrower and Guarantor under the Loan Documents other than an obligation to pay money.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Notes” means collectively the following Revolving Promissory Notes as such may be amended, increased, restated, renewed, and extended from time to time:

(a)

Revolving Promissory Note of even date herewith in the original principal amount of $35,000,000.00 executed by Borrower and payable to the order of Texas Capital Bank, National Association, a national banking association;

(b)

Revolving Promissory Note of even date herewith in the original principal amount of $30,000,000.00 executed by Borrower and payable to the order of Amegy Ban National Association, a national banking association;

(c)

Revolving Promissory Note of even date herewith in the original principal amount of $30,000,000.00 executed by Borrower and payable to the order of BOKF, National Association, a national banking association;

(d)	Revolving Promissory Note of even date herewith in the original principal amount of $27,500,000.00 executed by Borrower and payable to the order of City Bank, a Texas banking association;

(e)

Revolving Promissory Note of even date herewith in the original principal amount of $22,500,000.00 executed by Borrower and payable to the order of Lone Star National Bank, a national banking association; and

(f)	Revolving Promissory Note of even date herewith in the original principal amount of $15,000,000.00 executed by Borrower and payable to the order of Green Bank, N.A., a national banking association.

2. Payment. Guarantor hereby unconditionally and irrevocably guarantees to Agent for the benefit of the Banks, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, by lapse of time, by acceleration of maturity, demand or otherwise, and at all times thereafter, of the Guaranteed Indebtedness. This Guaranty Agreement covers the Guaranteed Indebtedness, whether presently outstanding or arising subsequent to the date hereof, including all amounts advanced by Agent or any of the Banks in stages or installments. The guaranty of Guarantor as set forth in this Section 2 is a continuing guaranty of payment and not a guaranty of collection. Guarantor acknowledges and agrees that Guarantor may be required to pay and perform the Guaranteed Indebtedness in full without assistance or support from Borrower or any other party. Guarantor agrees that if all or any part of the Guaranteed Indebtedness shall not be punctually paid when due, whether on the scheduled payment date, by lapse of time, by acceleration of maturity or otherwise, Guarantor shall, immediately upon demand by Agent, pay the amount due on the Guaranteed Indebtedness to Agent at Agent’s address as set forth in the Credit Agreement. Any such demand may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Indebtedness, and may be made from time to time with respect to the same or different items of Guaranteed Indebtedness. Any such demand shall be made, given and received in accordance with the notice provisions in Section 21 hereof.

3. Performance. Guarantor hereby unconditionally and irrevocably guarantees to Agent for the benefit of the Banks the timely performance of the Guaranteed Performance Obligations, and not merely as a guaranty of collection. If any of the Guaranteed Performance Obligations of Borrower are not satisfied or complied with in any respect whatsoever, and without the necessity of any notice from Agent or any of the Banks to Guarantor, Guarantor agrees to indemnify and hold Agent and the Banks harmless from any and all loss, cost, liability or expense that Agent or any of the Banks may suffer by any reason of any such non-performance or non-compliance. The obligations and liability of Guarantor under this Section 3 shall not be limited or restricted by the existence of, or any terms of, the guaranty of payment under Section 2 of this Guaranty Agreement.

4. Primary Liability of Guarantor.

(a) This Guaranty Agreement is an absolute, irrevocable and unconditional guaranty of payment and performance. Guarantor is and shall be liable for the payment and performance of the Guaranteed Obligations, as set forth in this Guaranty Agreement, as a primary obligor.

(b) In the event of default in payment or performance of the Guaranteed Obligations, or any part thereof, when such Guaranteed Obligations become due, whether by its terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due thereon to Agent without notice or demand of any kind or nature, in lawful money of the United States of America or perform the obligations to be performed hereunder, and it shall not be necessary for Agent or any of the Banks in order to enforce such payment and performance by Guarantor first, or contemporaneously, to institute suit or exhaust remedies against Borrower or any other Person liable on the Guaranteed Obligations, or to enforce any rights, remedies, powers, privileges or benefits of Agent or the Banks against any collateral or any other security or collateral which shall ever have been given to secure the Guaranteed Obligations.

(c) Suit may be brought or demand may be made against Guarantor or any other guaranty covering all or any part of the Guaranteed Obligations, or against any one or more of them, separately or together, without impairing the rights of Agent against Guarantor. Any time that Agent is entitled to exercise its rights or remedies hereunder, Agent may in its sole discretion elect to demand payment and/or performance. If Agent elects to demand performance, then it shall at all times thereafter have the right to demand payment until all of the Guaranteed Obligations have been paid and performed in full (other than contingent indemnification obligations for which claims have not been asserted. If Agent elects to demand payment, then it shall at all times thereafter have the right to demand performance until all of the Guaranteed Obligations have been paid and performed in full (other than contingent indemnification obligations for which claims have not been asserted).

5. Other Guaranteed Obligations. If Guarantor becomes liable for any indebtedness owing by Borrower to Agent or any of the Banks, other than under this Guaranty Agreement, such liability shall not in any manner be impaired or affected hereby, and the rights and remedies hereunder shall be cumulative of any and all other rights and remedies that Agent or any of the Banks may ever have against Guarantor. The exercise by Agent or any of the Banks of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy by Agent or any of the Banks.

6. Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations and any amounts payable under this Guaranty Agreement have been indefeasibly paid and performed in full (other than contingent indemnification obligations for which claims have not been asserted) and any commitments of Agent and the Banks with respect to the Guaranteed Obligations are terminated, Guarantor waives to the extent permitted by applicable law any right of subrogation, reimbursement, indemnification or contribution arising from the existence or performance of this Guaranty Agreement or any of the Loan Documents. This waiver is given to induce Agent and the Banks to make the Loan to Borrower.

7. Subordinated Debt. All indebtedness, liabilities, and obligations of Borrower or its Affiliates to Guarantor (the “Subordinated Debt”) now or hereafter existing, due or to become due to Guarantor, or held or to be held by Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, shall be expressly subordinated to the Guaranteed Obligations. Until such time as the Guaranteed Obligations are paid and performed in full (other than contingent indemnification obligations for which claims have not been asserted) and all commitments to lend under the Loan Documents have terminated, Guarantor agrees not to receive or accept any payment from Borrower with respect to the Subordinated Debt at any time an Event of Default exists before or after giving effect thereto; and, in the event Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Agent and forthwith turn it over to Agent in the form received, to be applied to the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty Agreement.

8. Obligations Not to be Diminished. Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Obligations; (b) any partial release of the liability of Borrower or the full or partial release of any other guarantor or obligor from liability for any or all of the Guaranteed Obligations; (c) any disability of Borrower, or the dissolution, insolvency, or bankruptcy of Borrower, any other guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Obligations; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Agent to Borrower, Guarantor, or any other party ever liable for any or all of the Guaranteed Obligations; (f) any neglect, delay, omission, failure, or refusal of Agent to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (g) the unenforceability or invalidity of any or all of the Guaranteed Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (h) any payment by Borrower or any other party to Agent is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Agent is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Obligations; (j) the non-perfection of any security interest or Lien securing any or all of the Guaranteed Obligations; (k) any impairment of any collateral securing any or all of the Guaranteed Obligations; (l) the failure of Agent to sell any collateral securing any or all of the Guaranteed Obligations in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate, partnership, or limited liability company, as applicable, existence, structure, or ownership of Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or Guarantor.

9. Waivers. Guarantor waives for the benefit of Agent: (a) any right to revoke this Guaranty Agreement with respect to future indebtedness; (b) any right to require Agent to do any of the following before Guarantor is obligated to pay the Guaranteed Obligations or before Agent may proceed against Guarantor: (i) sue or exhaust remedies against Borrower or any other guarantors or obligors; (ii) sue on an accrued right of action in respect of any of the Guaranteed Obligations or bring any other action, exercise any other right, or exhaust all other remedies or (iii) enforce rights against Borrower’s assets or any collateral pledged by Borrower to secure the Guaranteed Obligations; (c) any right relating to the timing, manner, or conduct of Agent’s enforcement of rights against Borrower’s assets or any collateral pledged by Borrower to secure the Guaranteed Obligations; (d) if both Guarantor and Borrower or any other Person have pledged assets to secure the Guaranteed Obligations, any right to require Agent to proceed first against any such other collateral before proceeding against any collateral pledged by Guarantor; (e) except as expressly required hereby, promptness, diligence, notice of any default under the Guaranteed Obligations, notice of acceleration or intent to accelerate, demand for payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by Borrower of additional indebtedness, notice of any suit or other action by Agent against Borrower or any other Person, any notice to any Person liable for the obligation which is the subject of the suit or action, and all other notices and demands with respect to the Guaranteed Obligations and this Guaranty Agreement; (f)(i) any principles or provisions of law, statutory, or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof; and (iii) any requirement that Agent protect, secure, perfect or insure any security interest or Lien or any property subject thereto; and (g) each of the foregoing rights or defenses regardless whether they arise under (i) Section 43.001–005 of the Tex. Civ. Prac. & Rem. Code, as amended (ii) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (iii) Rule 31 of the Texas Rules of Civil Procedure, as amended, (iv) common law, in equity, under contract, by statute, or otherwise; and (v) any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

10. Insolvency. Should Guarantor become insolvent, or fail to pay Guarantor’s debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights and remedies of Agent granted hereunder, then, in any such event, the Guaranteed Obligations shall be, as between Guarantor and Agent and the Banks, a fully matured, due, and payable obligation of Guarantor to Agent and the Banks (without regard to whether Borrower is then in default under the Credit Agreement or whether the Obligations, or any part thereof is then due and owing by Borrower to Agent or any of the Banks), payable in full by Guarantor to Agent and the Banks upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

11. Termination; Reinstatement. Guarantor’s obligations hereunder shall remain in full force and effect until all commitments to lend under the Loan Documents have terminated, and the Guaranteed Obligations have been paid and performed in full (other than contingent indemnification obligations for which claims have not been asserted). If at any time any payment of the principal of or interest or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, then Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

12. Stay of Acceleration. Should Borrower voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), all Guaranteed Obligations shall nonetheless be payable by Guarantor immediately if requested by Agent.

13. Representations and Warranties. Guarantor represents and warrants that: (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty Agreement, and all necessary authority has been obtained; (b) this Guaranty Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as limited by Debtor Relief Laws; (c) the making and performance of this Guaranty Agreement does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent (that has not been obtained) under, any material agreement, instrument, or document to which Guarantor is a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty Agreement have been obtained or made and are in full force and effect; (e) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty Agreement is for the direct benefit of Guarantor and it has received adequate consideration for this Guaranty Agreement; and (f) Guarantor has, independently and without reliance upon Agent or any of the Banks and based upon such documents and information as Guarantor has deemed appropriate, made its own analysis and decision to enter into this Guaranty Agreement, and Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition and assets of Borrower, and Guarantor is not relying upon Agent or any of the Banks to provide (and Agent and the Banks shall have no duty to provide) any such information to Guarantor either now or in the future.

14. Covenants. So long as this Guaranty Agreement remains in full force and effect, Guarantor shall:

(a) Furnish to Agent the financial statements, compliance certificates and other financial reports of Guarantor as described in and required under the Credit Agreement;

(b) Furnish to Agent such additional information concerning Guarantor as Agent may reasonably request; and

(c) Obtain at any time and from time to time all authorizations, licenses, consents or approvals as shall now or hereafter be necessary under all applicable laws or regulations or otherwise in connection with the execution, delivery and performance of this Guaranty Agreement and will promptly furnish copies thereof to Agent.

15. No Fraudulent Transfer. It is the intention of Guarantor and Agent that the amount of the Guaranteed Obligations guaranteed by Guarantor by this Guaranty Agreement shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to Guarantor (collectively, “Fraudulent Transfer Laws”). Accordingly, notwithstanding anything to the contrary contained in this Guaranty Agreement or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by Guarantor by this Guaranty Agreement shall be limited to that amount which after giving effect thereto would not (a) render Guarantor insolvent, (b) result in the fair saleable value of the assets of Guarantor being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave Guarantor with unreasonably small capital to carry out its business as now conducted and as proposed to be conducted, including its capital needs, as such concepts described in clauses (a), (b) and (c) of this Section 15 are determined under applicable law, if the obligations of Guarantor hereunder would otherwise be set aside, terminated, annulled or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court. For purposes of this Guaranty Agreement, the term “applicable law” means as to Guarantor each statute, law, ordinance, regulation, order, judgment, injunction or decree of the United States or any state or commonwealth, any municipality, any foreign country, or any territory, possession or governmental authority applicable to Guarantor. Any analysis of the provisions of this Guaranty Agreement for purposes of Fraudulent Transfer Laws shall take into account the right of contribution against any Other Guarantor (as defined in Section 25) and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

16. Successors and Assigns. This Guaranty Agreement is for the benefit of Agent and its successors and assigns, and, in the event of an assignment of the Guaranteed Obligations in accordance with the provisions of the Credit Agreement, or any part thereof, the rights and remedies hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty Agreement is binding on Guarantor and its successors and permitted assigns; provided that, Guarantor may not assign its obligations under this Guaranty Agreement without obtaining the prior written consent of Agent, and any assignment purported to be made without the prior written consent of Agent shall be null and void.

17. CREDIT AGREEMENT. GUARANTOR AGREES THAT AGENT MAY EXERCISE ANY AND ALL RIGHTS GRANTED TO IT UNDER THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS WITHOUT AFFECTING THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY AGREEMENT.

18. Setoff Rights. Agent shall have the right to set off and apply against this Guaranty Agreement or the Guaranteed Obligations or both, at any time and without notice to Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Agent to Guarantor whether or not the Guaranteed Obligations are then due and irrespective of whether or not Agent shall have made any demand under this Guaranty Agreement. As further security for this Guaranty Agreement and the Guaranteed Obligations, Guarantor hereby grants Agent a security interest in all deposits (general or special, time or demand, provisional or final) other accounts of Guarantor, money, instruments, and other property of Guarantor now or hereafter on deposit with or held by Agent and all other sums at any time credited by or owing from Agent to Guarantor. The rights and remedies of Agent hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Agent may have.

19. Time of Essence. Time shall be of the essence in this Guaranty Agreement with respect to all of Guarantor’s obligations hereunder.

20. GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT AGENT SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN BEXAR COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN BEXAR COUNTY, TEXAS. THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTIONS OF THE AGENT IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN BEXAR COUNTY, TEXAS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (C) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN THE CREDIT AGREEMENT.

21. Notices. Whenever any notice is required or permitted to be given under the terms of this Guaranty Agreement, the same shall, except as otherwise expressly provided for in this Guaranty Agreement, be given in writing, and sent by: (a) certified mail, return receipt requested, postage pre paid; (b) a national overnight delivery service; (c) hand delivery with written receipt acknowledged; or (d) facsimile, followed by a copy sent in accordance with clause (b) or (c) of this Section 21 sent the same day as the facsimile, in each case to the address or facsimile number (together with a contemporaneous copy to each copied addressee), as applicable, in the case of Guarantor, set forth on the signature page to this Guaranty Agreement, and in the case of Agent, set forth in the Credit Agreement. Agent and Borrower shall not conduct communications contemplated by this Guaranty Agreement by electronic mail or other electronic means, except by facsimile transmission as expressly provided in this Section 21, and the use of the phrase “in writing” or the word “written” shall not be construed to include electronic communications except by facsimile transmissions as expressly provided in this Section 21. Any notice required or given hereunder shall be deemed received the same Business Day if sent by hand delivery or facsimile, the next Business Day if sent by overnight courier, or three (3) Business Days after posting if sent by certified mail, return receipt requested; provided that any notice received after 5:00 p.m. Central time on any Business Day or received on any day that is not a Business Day shall be deemed to have been received on the following Business Day.

22. Expenses. Guarantor hereby agrees to pay on demand: (a) all costs and expenses of Agent in connection with the preparation, negotiation, execution, and delivery of this Guaranty Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Agent, (b) all costs and expenses of Agent in connection with any Default and the enforcement of this Guaranty Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Agent, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Guaranty Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Guaranty Agreement or any other Loan Document, and (e) all other costs and expenses incurred by Agent in connection with this Guaranty Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Agent’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

23. Indemnification and Survival. Without limitation on any other obligations of Guarantor or remedies of Agent under this Guaranty Agreement, Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless Agent from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of Agent’s internal legal counsel) that may be suffered or incurred by Agent in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty Agreement.

24. Amendments; Counterparts. This Guaranty Agreement may be amended only by an instrument in writing executed by Guarantor and Agent. This Guaranty Agreement may be executed in multiple counterparts, each of which, for all purposes, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

25. Contribution. To the extent that any other Person guarantees the Guaranteed Indebtedness (each such Person is an “Other Guarantor”), and such Other Guarantor shall be required to pay any portion of any Guaranteed Indebtedness exceeding the greater of (a) the amount of the value actually received by such Other Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Other Guarantor would otherwise have paid if such Other Guarantor had paid the aggregate amount of the Guaranteed Indebtedness (excluding the amount thereof repaid by Borrower) in the same proportion as such Other Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of Guarantor and all Other Guarantors on such date, then Guarantor agrees to reimburse each such Other Guarantor for the amount of such excess, pro rata, based on the respective net worth of each such Other Guarantors on such date.

26. WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR AND AGENT EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY AGENT IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS GUARANTY AGREEMENT OR THE OTHER LOAN DOCUMENTS.

27. FINAL AGREEMENT. THIS GUARANTY AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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EXECUTED as of the first date herein set forth.

GUARANTOR:

ENCORE CAPITAL GROUP, INC., a Delaware corporation

By	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President & Chief Executive Officer

Address for Notices:

3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn: Director, Legal Affairs and Contracts
Email: melissa.resslar@encorecapital.com

Signature Page to

Guaranty Agreement